Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

EQUINOX MERGER SUB II LLC

November 9, 2023

The undersigned hereby certifies that:

1.	The present name of the limited liability company is Equinox Merger Sub II LLC (the “Company”).

2.	The original Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on July 21, 2023 (the “Certificate of Formation”).

3.

This Amended and Restated Certificate of Formation was duly executed and is being filed in accordance with the provisions of 6 Del. C. § 18-208 of the Delaware Limited Liability Company Act to amend and restate the Certificate of Formation in its entirety to read as follows:

ARTICLE ONE

Name

The name of the Company formed hereby is EQRx, LLC.

ARTICLE TWO

Registered Office and Agent

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

ARTICLE THREE

Effective Date

This Amended and Restated Certificate of Formation shall be effective on the date of filing.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Jeff Cislini
Jeff Cislini
President, Secretary and Assistant Treasurer

[Signature Page to Amended and Restated Certificate of Formation of EQRx, LLC]